                                                                   EXHIBIT 10.9
                            DISTRIBUTION AGREEMENT


         This Agreement is made as of June 4, 1997, (the "Effective Date") between DCC Compact Classics, Inc. ("Supplier") and Distribution North America ("Distributor").

         WHEREAS, Supplier is engaged in the business of manufacturing and marketing phonorecords; and Distributor is engaged in the business of distributing goods manufactured by others; and Supplier desires to appoint Distributor to act as distributor of the Products; and Distributor is willing to accept such appointment.

         NOW, THEREFORE, Supplier and Distributor do hereby agree as follows:

1.       DEFINITION.

         Products. The term "Products" means all phonorecords embodying or derived from sound recordings and any copies of audiovisual works which during the Term are owned or controlled by Supplier and are released by Supplier, or for which Supplier possesses the right to authorize distribution.

2.       GRANT OF DISTRIBUTORSHIP.

         2.1 Nature of Relationship / Territory. Supplier hereby appoints Distributor as its sole and exclusive distributor for the Products during the Term within the United States, its territories and possessions (the "Territory") in accordance with the terms and conditions set forth herein. Notwithstanding the foregoing, Distributor agrees to allow Supplier to sell Product directly to those customers listed in Exhibit B.

         2.2 Selected Product. From time to time, Supplier may identify certain titles of Product ("Title" or "Titles") for which, due to minimum purchase requirements placed on Supplier by its suppliers of such Titles, Supplier believes it must use channels of distribution either in addition to or instead of Distributor or those customers listed in Exhibit B. For each such Title so identified by Supplier, Supplier agrees to notify Distributor in writing ten
(10) business days prior to the completion of the purchase arrangements for the Title with the proposed supplier of such Title. During the Term, the cumulative sales volume of Titles by Supplier so distributed shall not exceed five percent (5%) of Distributor's cumulative sales volume of Product.

         2.3 Notice. Supplier agrees to provide Distributor with at least ninety
(90) days written notice prior to changing or discontinuing any of the Products during the Term.

3.       ORDERS AND SHIPMENTS.

         3.1 Purchase Orders. Distributor shall place orders for the Products with Supplier on Distributor's standard purchase order.

         3.2      Terms of Shipment.

                  (a) Supplier shall pay any insurance, duty and customs, or other similar charges associated with shipments of Products from Supplier's facilities to the destination in the Territory designated by Distributor.

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                  (b) Supplier will ship the Products to Distributor in wrapped packaged containers with all necessary bar coding and in such manner as is consistent with industry practice. In the event Product is shipped directly from Supplier, or Supplier's manufacturer, to Distributor's customers ("Drop Shipments"), Supplier will submit to Distributor proof of delivery of such shipments and an invoice which documents the sale to Distributor of the Product.

                  (c) Distributor shall pay Supplier's actual freight costs of delivering Product to Distributor's facility or as Drop Shipments. Distributor shall pay its freight costs in returning product to Supplier, except as provided in Section 4.2(1,) upon termination of this Agreement.

4.       PRICES, PAYMENT TERMS, AND RETURNS.

         4.1 Prices. The price to be paid by Distributor for Product during the Term shall be in accordance with Exhibit A. Prices paid for Product not included in Exhibit A shall be mutually determined by Distributor and Supplier. All prices are inclusive of all royalties and applicable taxes. The prices at which Product is sold by Distributor shall be at the discretion of Distributor.

         4.2      Terms of Payment.

                  (a) For purchases of Product during the Term, Distributor shall pay to Supplier by check, the verified amount of Supplier's invoice, net of a ten percent (10%) reserve against returns of Product to be made from Distributor to Supplier (less any actual returns made by Distributor to Supplier since the date of the last payment to Supplier by Distributor), advertising commitments made by Distributor on behalf of Supplier, and overpayments (except as separately provided in Section 4.6), within sixty (60) days upon delivery of Product ordered by Distributor from Supplier to Distributor's warehouse or Distributor's designated Drop Shipment location. So long as this Agreement is in effect (no notice from either Supplier or Distributor to the other party or other event of termination being in existence), the reserve against returns shall be repaid to Supplier by Distributor during the thirteenth month following the month in which such reserve is established, to the extent that such reserve has not already been utilized in the form of actual returns made by Distributor to Supplier during the month such reserve was established. During the term of this Agreement, any and all Product of Supplier in the hands of Distributor shall be returnable to Supplier by Distributor under the provisions of this section 4.2. For payments made by Distributor to Supplier in a timely manner per this Section 4.2(a), Distributor shall be entitled to a discount of two percent (2%) from Distributor's cost of the Product.


                  (b) Within one hundred eighty (180) days after the expiration or termination of this Agreement, subject to Distributor's right hereunder to fulfill outstanding orders, Distributor will ship to Supplier, or Supplier's designee, at Supplier's request all unsold Product in Distributor's possession or control, subject to Supplier's written financial commitment and documented ability to pay for or to arrange payment by Supplier's designee for such Product. Supplier will be responsible for the shipping costs incurred for Product so returned.

                  (c) Neither the provisions of this Section 4 nor any other provision of this Agreement may be modified by Supplier through invoices or other documents provided to Distributor, nor may such writings are intended by Supplier to establish additional or different terms than those set forth in this Agreement unless in either case such writing is signed by an authorized representative of Distributor.

         4.3 Existing Supplier Product at Valley Record Distributors, Inc. ("Valley"). As recorded product of Distributor is co-mingled with recorded product of Valley Record Distributors, Inc. (a full-service "one stop" distributor of recorded product), it will be necessary for Distributor to purchase any Supplier Product owned by Valley from Valley subsequent to the execution of this Agreement. Supplier agrees to pay Distributor any difference in the price of such Product from Valley to Distributor (at Valley's average purchased cost for such Product) over the price at which Distributor is purchasing the same Product from Supplier under the provisions of this Agreement. Distributor may deduct the value of such difference from amounts otherwise due to Supplier under the provisions of this Agreement.

         4.4 Required Order. Subsequent to the Effective Date, Distributor shall place an initial purchase order with Supplier for Product which, employing its standard inventory management practices, Distributor believes is necessary to have in stock for sales to its customers ("Required Order"). Supplier shall fill the Required Order from its own stock of inventory to the extent such product is on hand at Supplier as of the Effective Date. Payment for the Required Order by Distributor (as to the portion filled by Supplier) shall be in accordance with Sections 4.2(a) and 4.6. A portion of the Required Order may also be filled with Product from the predecessor Distributor of Supplier. Financial arrangements with the predecessor distributor for purchases of such Product shall be made directly between the predecessor distributor and Distributor.

         4.5 Excess Product. Distributor also agrees to accept an initial purchase from Supplier of Product in excess of the Required Order which is in possession of Supplier as of the Effective Date ("Excess Product"). Payment for Excess Product shall be in accordance with Section 4.2(a), except that the invoice or invoices for the Excess Product shall be due within one hundred eighty (180) days ("Excess Due Date"), as compared to the sixty (60) day provision of Section 4.2(a). Distributor also agrees to purchase excess product which is in the hands of Supplier's predecessor distributor as of the Effective Date. Financial arrangements with the predecessor distributor for purchases of such Product shall be made directly between the predecessor distributor and Distributor.


         4.6 Initial Payment. Subsequent to the Effective Date, Distributor shall pay to Supplier by check, the amount of two hundred fifty-thousand dollars ($250,000) ("Initial Payment"). Such payment shall be recovered from Supplier by reducing future amounts due to Supplier by Distributor by applying the Initial Payment to invoices due to Supplier pursuant to the Required Order, or to any other so-called "new release" orders as required if the total amount due pursuant to the Required Order is less than the Initial Payment. Invoices to which the Initial Payment is applied shall be subject to a ten percent (10%) discount, such discounts to take the form of so-called "free goods".

5.       MARKETING AND ADVERTISING.

         5.1      Distributor's Undertaking.

                  (a) Distributor shall use commercially reasonable efforts to distribute Supplier's Product by soliciting and fulfilling orders for such Product. The method of distribution of Products hereunder and the collection of payment therefor shall be within the sole discretion of Distributor.

                  (b) Distributor shall use reasonable efforts to promote the sale of Supplier's Products. So-called "co-op advertising" with respect to the Products may be placed by Distributor on Supplier's behalf with Supplier's authorization and the expense thereof incurred by Distributor will be charged back to Supplier. The method of release and advertising of the Products shall be mutually determined.

                  (c) Distributor may, upon Supplier's written approval, offer certain Product for sale to its customers for certain periods of time ("Promotional Period") at a discounted price. Distributor shall typically offer such Product to its customers at a percentage discount from Distributor's normal selling price. An amount shall be deducted from payments otherwise due to Supplier as a percentage discount from Distributor's per unit purchase price from Supplier for such Product which is offered at a discount during the

Promotional Period ("Computed Discount"). The ratio of Distributor's percentage discount from selling price to the Computed Discount shall be not be greater than seven (7) to ten (10). For example, seven percent (7%) off selling price offered to customers by Distributor would correspond to a Computed Discount often percent (10%) off unit price paid to Supplier by Distributor for sales of Product offered at a discount during the Promotional Period. Distributor shall not track which customers order Product at the discounted price and which customers, if any, order Product at regular price during the Promotional Period, but shall instead deduct from payment to Supplier the Computed Discount as applied of all sales of Product offered at a discount during the Promotional Period. The Computed Discount may take the form of so-called "free goods", if such an arrangement is made in advance with the mutual consent of Distributor and Supplier.

         5.2 Right to Appoint Sub-Dealers. Distributor shall have the right, at its own discretion and upon Supplier's written approval, to appoint Valley Record Distributors, of Woodland, California, and other sub-dealers to market the Products.

         5.3      Supplier's Undertaking.

                  (a) Supplier shall be solely responsible for all costs of production and manufacture of the Product, including but not limited to: costs of producing, recording and manufacturing such Product; costs of artwork; costs and expenses of advertising, marketing and promoting Product (except for Distributor's sales materials which Distributor distributes to its accounts and vendors); the payment of royalties (including mechanical royalties), fees, or other sums to artists, producers, record Suppliers or others; and any other costs arising out of the production, recording, manufacture and sale of Product for which Distributor is not otherwise responsible as specifically provided in this Agreement.

                  (b) Supplier agrees to provide Distributor, at no cost to Distributor, such sales materials (e.g., posters, flyers, point-of-purchase materials) with respect to Products as Supplier generally makes available, and Distributor may reproduce such sales materials as reasonably required.

6. CONFIDENTIALITY OF INFORMATION AND MATERIALS. Each of the parties hereto shall hold in strict confidence and shall not disclose to any third party or use, either before or after the termination or expiration of this Agreement, any of the terms and conditions of this Agreement, or any confidential information marked as such which is disclosed hereunder. The foregoing shall not apply to such disclosure if necessary or reasonably required in connection with the performance of either party's obligations hereunder.

7.       WARRANTIES AND REPRESENTATIONS.

         7.1 Supplier's Representations and Warranties. Supplier represents and warrants that:

                  (a) Supplier has and shall have, good, clear and marketable title to the Products.

                  (b) Supplier is duly organized and existing in good standing under the laws of its state of incorporation. or formation., and the execution, delivery and performance of this agreement has been duly authorized by all requisite corporate action.

                  (c) The exercise of Distributor's rights hereunder shall not obligate Distributor to make any payments other than as specifically set forth herein or obtain consents from any third party.

                  (d) The Products and their distribution shall not violate the copyright, trademark, unfair competition, privacy, publicity, or other right of any third party.

                  (e) Supplier has not, and will not have sold, assigned, transferred, leased, conveyed or granted a security interest in, or otherwise disposed of the Products covered by this Agreement adverse to or derogatory of the material rights granted to Distributor herein, and will not authorize any other person to distribute and sell Products in the Territory in contravention of Distributor's exclusive rights hereunder.

         7.2 Distributor's Representations and Warranties. Distributor warrants and represents that (i) it is duly organized and existing in good standing under applicable law, and (ii) the execution, delivery and performance of this Agreement are within Distributor's powers.

8. RECORDS. Distributor agrees to maintain copies of all documentation relating to its purchase and sale of Products under this Agreement. Distributor shall permit Supplier to have access to such documentation at Distributor's place of business where Distributor keeps its books and records to be examined, during ordinary business hours, provided Supplier gives Distributor reasonable prior written notice specifying the documentation to be examined. Any such examination shall be conducted by a certified public accountant or attorney on behalf of Supplier, shall be at Supplier's sole cost and expense and shall be conducted in a manner that does not unreasonably interfere with the normal operation of Distributor's business.

9.       INTELLECTUAL PROPERTY RIGHTS.

         9.1 Acknowledgment of Rights. Supplier represents and warrants that it is the owner of or otherwise possesses the right to grant to Distributor, as specifically provided herein, the rights in and to the names, designs, artwork, packaging, and advertising associated with its Products, including all performances and artistic, musical material embodied in the Products, and the trademarks and logos used in connection therewith, together with any new or revised names, designs, artwork, packaging, and advertising which Supplier may adopt to identify it or any Product during the Term (collectively "Materials").

         9.2 License to Use Materials. Supplier hereby grants to Distributor the right during the Term to reproduce, publicly perform, distribute and display, and otherwise use the Materials and the names, likenesses, and biographical material contained therein throughout the Territory in connection with the distribution and sale of Products hereunder. Distributor hereby agrees to promptly notify Supplier of any infringement of any of the Materials in the Territory of which it becomes aware.

         9.3 Intellectual Property Claims. In the event that any claim or suit is brought against Distributor alleging that the sale of Products hereunder is an infringement of any intellectual property right, Supplier will defend any claim brought against Distributor and will indemnify Distributor against any losses, liabilities, expenses or damages (including reasonable attorneys' fees).

10.      INDEMNIFICATION OBLIGATIONS.

         10.1 Indemnification by Supplier. Supplier shall indemnify and hold Distributor and its respective owners, shareholders, subsidiaries, affiliates, customers and persons serving as officers, directors, partners or employees thereof harmless from any damages, liabilities, costs and expenses (including, without limitation, reasonable attorney fees) which may be sustained or suffered by any of them arising out of any actual or alleged breach by Supplier of any of the representations, warranties, agreements or covenants of Supplier under this Agreement.

         10.2 Indemnification by Distributor. Distributor shall indemnify and hold Supplier and its respective owners, shareholders, subsidiaries, affiliates, customers and persons serving as officers, directors, partners or employees thereof harmless from any damages, liabilities, costs and expenses (including, without limitation, reasonable attorney fees) which may be sustained or suffered by any of them arising out of any actual or alleged breach by Distributor of any of the representations, warranties, agreements or covenants of Distributor under this Agreement.

11. ASSIGNMENT. Distributor or Supplier may not assign, transfer, or license its rights hereunder without the prior written consent of the other party. Distributor may, however, appoint sub-dealers per Section 5.2.

12. TERM OF AGREEMENT. This Agreement shall commence on the Effective Date and remain in effect until May 31, 2000 (the "Term"), and shall be automatically renewed for an additional one (1) year term provided that neither party gives written notice to the other at least ninety (90) days prior to the end of any such term of its intention to discontinue the Agreement.

13.      TERMINATION.

         13.1 Events of Termination - Material Breach. This Agreement may be terminated by either party if one party commits a material breach of any of the provisions of this Agreement and does not cure such breach within thirty (30) days after receipt of written notice thereof.

         13.2 Events of Termination - Key-person Change. Supplier has deemed the following personnel of Distributor as essential and material to the Agreement and the distribution relationship formed by it:: General Manager - Ron Phillips, Business Manager - James Colson, VP Sales - Charles "Pip" Smith. In the event that any two of these three personnel are no longer employed by Distributor or Valley during the Term ("Key-person Change"), Supplier shall have the right to terminate this Agreement upon thirty (30) days advance written notice to Distributor. The ability of Supplier to terminate upon the occurrence of a Key-person Change shall lapse if not exercised within sixty (60) days subsequent to the occurrence of such an event In the event Distributor does make a change in one or more of these three personnel during the Term, Distributor may ask Supplier to sign a document stating that such replacement personnel are acceptable, and attach such signed document as an amendment to this Agreement. If Supplier does in fact sign such a document, then such personnel listed on the document shall be deemed an acceptable replacement for all purposes of this section 13.2.

         13.3 Rights upon Termination. Upon termination of this Agreement, all further rights and obligations of the parties shall cease, except that the parties shall not be relieved of (i) their respective obligations to pay any moneys due or which become due as of or subsequent to the date of termination, and (ii) any other respective obligations under this Agreement which are intended or required to be performed after the date of termination, including the indemnification and return provisions.

         13.4 Returns. After termination or expiration of this Agreement, Supplier will contractually obligate the successor distributor of Distributor to accept returns of Products in the hands of customers of Distributor and issue credit to customers at such successor distributor's selling prices. In the event no successor distributor to Distributor of Supplier's Product exists upon the expiration or termination of this Agreement, Supplier will accept all returns of Products in the hands of Distributor's customers and returns of all Supplier's Product directly from Distributor at prices equal to prices paid by Distributor. Upon acceptance of such returns, Supplier will pay Distributor in full immediately to the extent such returns result in a balance due from Supplier to Distributor. Distributor shall pay Supplier in full immediately to the extent such returns result in a balance due from Distributor to Supplier.

14.      MISCELLANEOUS.

         14.1 Force Majeure. If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of war, civil commotion, strikes, any law or proclamation, or any other act whatsoever, which is beyond the reasonable control of the party affected, then the party so affected shall, upon giving prior written notice to the other party, be excused from such performance to the extent of such prevention, restriction, or interference, provided that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

         14.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, agreements and commitments with respect thereto, and shall not be released, discharged, changed or modified in any manner except by instruments signed by duly authorized officers or representatives of each of the parties hereto.

         14.3 Applicable Law. The validity, interpretation and legal effect of this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely within said State.

         14.4 Partial Illegality. If any provision of this Agreement or the application thereof to any party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law.

         14.5 Waiver of Compliance. Any failure by any party hereto to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party's right thereafter to enforce each and every term and condition of this Agreement.

         14.6 Obligations. The rights and obligations of each party shall inure to its respective successors, heirs, administrators, and permitted assigns.

         14.7 Notices. All notices in connection with this Agreement shall be in writing and shall be sent to the following addresses, or to such other addresses as may be designated by the parties in writing from time to time, by express mail, registered or certified mail, or telefax with a hard copy to follow via air mail.

         To Distributor at:         Distribution North America
                                    c/o Valley Record Distributors, Inc.
                                    1280 Santa Anita Court
                                    Woodland, CA 95776
                                    Attention: James Colson

         To Supplier at:            Marshall Blonstein
                                    DCC Compact Classics, Inc.
                                    9301 Jordan Avenue, Suite 105
                                    Chatsworth, CA 91311

         14.8 Attorneys' Fees. The prevailing party in any action or proceeding arising out of this Agreement shall be entitled to collect its reasonable attorneys' fees from the opposing party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

DISTRIBUTION NORTH AMERICA           DCC COMPACT CLASSICS, INC


By: /s/                              By: /s/

Title: Business Manager              Title: President

                                   EXHIBIT A
                        PRICES TO BE PAID BY DISTRIBUTOR

Label and Prefix                                Price To Be Paid

Compact Discs
Rural Rhythm                                        $4.80

DCC/DCC Jazz/Garland (DZS/DJZ/GRZ                   $5.30

DCC and Sandstone (DZS/DJZ/GRZ)                     $5.87

DCC and Invisible Sound (DZS/IZS)                   $6.50

Marquee (MMD)                                       $6.90

DCC and VRG (DZS/VRG)                               $8.00

DCC(DZS)                                            $8.33

Marquee (MMD)
Native American Collection (3 CD Box Set)          $10.15

Invisible Sound (IZS) (2 CD Box Set)               $11.80

Sandstone (SAN) 2 CDs                              $12.20

DCC Gold (GZS) Single                              $17.10(with 1 in 10 CDs free)

DCC Gold Single - Jethro Tull/
Aqualung (GZS 1105)                                $18.25(with 1 in 10 CDs free)

DCC Gold (GZS2) Double                             $27.90(with 1 in 10 CDs free)

DCC 4 CD Box Set (DZS)

Club Verboten                                      $29.95

Cassettes
Svengali (SV Cassette Single)                       $1.61

Rural Rhythm                                        $2.10

DCC (DZC)                                           $4.30

DCC (DZC) Rick Dees                                 $4.70

Cassettes (continued)
DCC (DZC) Rick Dees                                 $4.70

DCC/Invisible Sound
Babyscapes (2 CD Box Set)                           $8.05

LPS
Svengali (SV) 12" Single                            $3.01

LPZ Single LP                                      $15.67

LPZ Single LP - Jethro Tull
Aqualung (LPZ-2030)                                $16.50

LPZ(2) Double LP Raiders of the Lost Arc
(LPZ(2)-2009)                                      $22.00

                                   EXHIBIT B

(Accounts Excluded From The DNA Distribution Agreement)
-------------------------------------------------------------------------------

GENERAL AREAS:
Audio Shops & Catalog Company's (Audio Equipment & Accessory Retailers) Audiophile Gold CD & Vinyl LP Catalog Company's
Gay & Lesbian Book Retailers


INDIVIDUAL ACCOUNTS:
Acoustic Sounds
Aztec Corp. (Rediscover)
Book Of The Month Club
Doubleday Direct
Entertainment Software (ESI)
Goldenrod Distribution
Gotham Distributing
Grammy Awards Guide
H.L. Distributors
Kandamerica
Ladyslipper
Music Design
New Leaf Distributing
Pacific Coast One-Stop (Gold CD's & Vinyl LP's for Export Only)
Playboy Enterprises (Collector's Choice)
Price Club / COSTCO
Record Depot (Rural Rhythm selections)
Rhinodirect
Rivertown Trading Company
Sam's Club
Tower Records
Walt Disney World Company
White Swan Music
-------------------------------------------------------------------------------

(Selections Excluded From the DNA Agreement)

Format            Number            Title (all various Artists)
------            ------            ---------------------------
CD                DZS-050           Monsters of Rock & Roll
CD                DZS-104           Duets: A Man & A Woman
CD                DZS-121           Divas Of Dance, Vol. 1
Cass.             DZC-121           Divas Of Dance, Vol. 1
CD                DZS-122           Divas Of Dance, Vol. 2
Cass.             DZC-122           Divas Of Dance, Vol. 2
CD                DZS-123           Divas Of Dance, Vol. 3
Cass.             DZC-123           Divas Of Dance, Vol. 3
CD                DZS-124           Divas Of Dance, Vol. 4
CD                DZS-125           Divas Of Dance, Vol. 5
CD                DZS-126           Totally Tejano, OLD SCHOOL, Vol. 1
Cass.             DZC-126           Totally Tejano, OLD SCHOOL, Vol. 1
CD                DZS-127           Totally Tejano, OLD SCHOOL, Vol. 2
Cass.             DZS-127           Totally Tejano, OLD SCHOOL, Vol. 2
CD                DZS-128           Totally Tejano, OLD SCHOOL, Vol. 3
Cass.             DZC-128           Totally Tejano, OLD SCHOOL, Vol. 3
CD                DZS-131           Hi-NRG, Vol. 1
CD                DZS-132           Hi-NRG, Vol. 2
CD                DZS-139           Rock The First, Vol. 9
CD                DZS-140           Rock The First, Vol. 10
CD                DZS-141           Groove On!, Vol. 1
CD                DZS-142           Groove On!, Vol. 2
CD                DZS-143           Groove On!, Vol. 3